UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

☒	ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017

OR

☐	Special Financial report for the fiscal year ended December 31, 2017

Cottonwood Multifamily REIT II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	61-1795178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6340 South 3000 East, Suite 500, Salt Lake City, UT	84121
(Address of principal executive offices)	(Zip Code)

(801) 278-0700

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Unclassified Shares of Common Stock

Cottonwood Multifamily REIT II, INC.

ANNUAL REPORT ON FORM 1-K

For the Year Ended December 31, 2017

Item 1.	Business

The Company

Cottonwood Multifamily REIT II, Inc. is Maryland corporation formed on June 10, 2016 to invest in multifamily apartment communities located throughout the United States. Further, we may also participate in mezzanine loans and preferred equity in limited situations. The use of the terms the “Company”, “we”, “us”, or “our” in this annual report refer to Cottonwood Multifamily REIT II, Inc., unless the context indicates otherwise.

Cottonwood Capital Property Management II, LLC is our sponsor and referred to as our property manager and asset manager. Our sponsor is a subsidiary of Cottonwood Residential O.P., LP and has extensive experience in operating multifamily apartment communities. Cottonwood Residential, Inc. is the sole general partner of Cottonwood Residential O.P., LP, its operating partnership, and makes all decisions on behalf of Cottonwood Residential O.P., LP.

We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We have three members on our board of directors, all of which are on the board of directors and are officers of Cottonwood Residential, Inc. As a result, we do not have independent management. Our board of directors are classified into three classes. Each class of directors will be elected for successive terms ending at the annual meeting of the shareholders the third year after election and until his or her successor is elected and qualified. The board of directors will have the right, with input from our investment committee, to make decisions regarding investments by our operating partnership. We do not have an outside advisor, and we do not plan to engage an advisor.

We are offering up to $50,000,000 in shares of common stock in this offering for $10.00 per share (the “Offering”). The managing broker-dealer, Orchard Securities, LLC, is not required to sell any specific number or dollar amount of shares. The shares are offered by our managing broker-dealer on an “all-or-nothing minimum, best-efforts maximum” basis. The minimum permitted purchase is $10,000. See Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview” for more information concerning the current status of the Offering.

We intend to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2018.

Investment Strategy

Our strategy is to invest in stabilized Class A multifamily apartments communities constructed after the year 2000. We may also invest in older properties if our board of directors determines that it is in our best interest. We primarily target properties that are located in major metropolitan areas in the western, southwestern and southeastern regions of the United States that have, in the opinion of the board of directors, attractive investment dynamics for property owners.

Substantially all of our investments will be made through joint ventures with Cottonwood Residential O.P., LP. In the event that Cottonwood Residential O.P., LP declines to participate in an investment that our board of directors has approved, we may acquire or participate in the investment directly.

In addition to investments in multifamily apartment communities, we may make mezzanine loans or make preferred equity investments to or in entities that have been formed for the purpose of acquiring multifamily apartment communities. We anticipate that the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily apartment community or may be structured so that we or one of the joint ventures have the right to foreclose on the ownership interests in the entity to which we are making the mezzanine loan. We anticipate that we will not have significant voting rights with respect to an entity in which we made a preferred equity investment.

After we have invested substantially all of the offering proceeds from this offering, we expect that investments in the multifamily apartment communities will directly or indirectly comprise 80% or more of the aggregate cost of our portfolio, while multifamily real estate related assets (which consists of mezzanine loans and preferred equity interests) will comprise 20% or less of the aggregate cost of our portfolio. Our board of directors may revise this targeted portfolio allocation from time to time, or at any time, if it determines that a different portfolio composition is in our shareholders’ best interests.

We anticipate holding and managing our investments until December 31, 2024, the termination date. The termination date may be extended by the board for an additional two years, with an additional two year extension available by a majority vote of the shareholders. If approvals for extension are not met, we will begin an orderly sale of our assets within a one-year period from the date the decision not to extend was made. The termination date may be accelerated in the sole discretion of the board of directors. It is possible that we could merge with Cottonwood Residential, Inc., the general partner of Cottonwood Residential O.P, LP.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless we are dissolved pursuant to a vote of our shareholders and other any applicable statutory provisions. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by our shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders.

Investment Objectives

Our investment objectives are to:

•	preserve, protect and return invested capital;

•	pay attractive and stable cash distributions to shareholders; and

•	realize capital appreciation in the value of our investments over the long term.

Our board of directors may revise our investment policies without the approval of our shareholders.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular, which may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statement Regarding Forward-Looking Statements

This Annual Report on Form 1-K contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.

Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

Cottonwood Multifamily REIT II, Inc. is Maryland corporation formed to acquire and own directly or indirectly real estate investments located throughout the United States, primarily in the multifamily sector.

Pursuant to our Offering, we offered $50,000,000 of our common shares at a price of $10.00 per share. As of April 17, 2018, we have issued approximately $30,340,000 in shares of Common Stock.

Results of Operations

As of December 31, 2017, we have not invested in real estate. We have incurred administrative expenses and asset management fees. Our assets were comprised solely of $15,895,554 in cash and a receivable from the stock transfer agent for shares issued prior to year end.

Distributions

From inception through April 25, 2018, we have distributed $416,881 to common stockholders. Because we have not yet acquired any properties, distributions have been made from offering proceeds.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our proposed operations. We will obtain the capital required to invest in multifamily apartment communities and conduct our operations from the proceeds of our Offering, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of April 25, 2018, we have raised approximately $31,800,000 and have not made any investments.

If we are unable to raise more funds than what we currently have, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

As of December 31, 2017, we had no outstanding debt. We may leverage individual assets up to 50% to 70% of the cost of such assets. We may leverage a particular asset in an amount that is greater or lesser than the foregoing, in the board of directors’ sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 70% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Our charter does not limit us from incurring debt.

We intend to make an election to be taxed as a REIT under the Internal Revenue. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and make distributions on a monthly basis. We have not established a minimum distribution level.

Trends and Key Information Affecting our Performance

We believe that current market dynamics and underlying fundamentals suggest the positive trends in United States multifamily housing will continue. Steady job growth, broadly increasing rentership rates, increasing household formation and aligned demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition for owning multifamily construction and development projects.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Organization and Offering Costs

See Note 2 to our financial statements in “Item 7. Financial Statements” for a discussion on how we treat organization and offering costs.

Recent Developments

None.

Item 3.	Directors and Officers

We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer, Chad Christensen and Gregg Christensen. The current Chief Executive Officer is Daniel Shaeffer, the current Chairman of the Board and President is Chad Christensen and the current Executive Vice President & General Counsel is Gregg Christensen.

Investment Committee

We have established an investment committee that is charged with identifying and investigating potential investment opportunities for us. The investment committee analyzes and approves any investment to be made by us. The investment committee has 5 committee members and is currently comprised of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Paul Fredenberg and Enzio Cassinis. The investment committee may request information from third parties in making its recommendations.

Executive Officers and Directors

The following table shows the names and ages of our current directors and executive officers and the positions held by each individual:

Name (1)	Positions	Age (2)	Term of Office
Daniel Shaeffer	Chief Executive Officer, Director and Investment Committee Member	47	July 2016 to Present (3)
			July 2016 to Present (4)
Chad Christensen	President, Chairman of the Board, Director and Investment Committee Member	45	July 2016 to Present (3)
			July 2016 to Present (4)
Gregg Christensen	Executive Vice President, Secretary, General Counsel, Director and Investment Committee Member	49	July 2016 to Present (3)
			July 2016 to Present (4)
Susan Hallenberg	Chief Financial Officer	50	July 2016 to Present (3)
Paul Fredenberg	Investment Committee Member	41	July 2016 to Present (4)
Enzio Cassinis	Investment Committee Member	40	July 2016 to Present (4)

(1)	The address of each director and executive officer listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.
(2)	As of March 31, 2018.
(3)	The current directors and executive officers were appointed in July 2016.
(4)	The current investment committee members were appointed in July 2016.

Biographical information regarding our executive officers and directors officers can be found in our offering circular which can be found here.

Compensation of Executive Officers

As described above, certain of the executive officers of Cottonwood Residential O.P., LP also serve as our executive officers. Each of these individuals receive compensation for his or her services, including services performed from Cottonwood Residential O.P., LP for us on behalf of our sponsor and its affiliates. As executive officers of our sponsor, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our sponsor, we do not intend to pay any compensation directly to these individuals. More information regarding the compensation of our officers and directors and our sponsor can be found  here.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of April 28, 2018, for each person or group that holds more than 5% of our common shares, for each executive officer and for the executive officers as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regards to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Cottonwood Residential O.P., LP(2)	1,000	*
Daniel Shaeffer	—	—
Chad Christensen	—	—
Gregg Christensen	—	—
Susan Hallenberg	—	—
Paul Fredenberg	—	—
Enzio Cassinis	—	—

All executive officers as a group (7 persons)	1,000	*

*	Less than 1% of all shares.
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Cottonwood Residential O.P., LP is managed by its general partner, Cottonwood Residential, Inc. Cottonwood Residential, Inc. is managed by its board of directors, which currently consists of Daniel Shaeffer, Chad Christensen, Gregg Christensen, David Robertson and Lance Graber. The board of directors of Cottonwood Residential, Inc., as the general partner of Cottonwood Residential O.P., LP, will have the voting and investment control of the shares of our common stock held by Cottonwood Residential O.P., LP.

Item 5.	Interest of Management and Others in Certain Transactions

See Note 7 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6.	Other Information

None.

Cottonwood Multifamily REIT II, Inc.

Consolidated Financial Statements

Year Ended December 31, 2017 and the Period from

June 10, 2016 (Inception) through December 31, 2016

Report of Independent Auditors

The Board of Directors and Stockholders

Cottonwood Residential Multifamily REIT II, Inc.

We have audited the accompanying consolidated financial statements of Cottonwood Residential Multifamily REIT II, Inc., which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2017 and for the period from June 10, 2016 (inception) through December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cottonwood Residential Multifamily REIT II, Inc. at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the year ended December 31, 2017 and for the period from June 10, 2016 (inception) through December 31, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah

April 27, 2018

Cottonwood Multifamily REIT II, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share Data)

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$15,896	$10
Receivable for common stock issued	270	—

Total assets	$16,166	$10

Liabilities and equity
Liabilities
Accounts payable and accrued liabilities	$73	$—

Total liabilities	73	—

Commitments and contingencies (Note 6)

Equity
Stockholders’ equity
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 1,623,701 shares issued and outstanding at December 31, 2017; 1,000 shares issued and outstanding at December 31, 2016	16	—
Additional paid in capital	16,221	10
Accumulated distributions	(133)	—
Accumulated deficit	(11)	—

Total stockholders’ equity	16,093	10

Total liabilities and stockholders’ equity	$16,166	$10

See accompanying notes.

Cottonwood Multifamily REIT II, Inc.

Consolidated Statements of Operations

(Amounts in Thousands)

	Year Ended December 31, 2017	Period from June 10, 2016 (Inception) to December 31, 2016
Asset management fee to sponsor	$(5)	$—
Other expenses	(6)	—

Net loss	$(11)	$—

See accompanying notes.

Cottonwood Multifamily REIT II, Inc

Consolidated Statements of Equity

(Amounts in Thousands, Except Share Data)

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at June 10, 2016 (Inception)	—	$—	$—	$—	$—	$—
Issuance of common stock	1,000	—	10	—	—	10

Balance at December 31, 2016	1,000	—	10	—	—	10

Issuance of common stock	1,622,701	16	16,211	—	—	16,227
Distributions to investors	—	—	—	(133)	—	(133)
Net loss	—	—	—	—	(11)	(11)

Balance at December 31, 2017	1,623,701	$16	$16,221	$(133)	$(11)	$16,093

See accompanying notes.

Cottonwood Multifamily REIT II, Inc

Consolidated Statements of Cash Flows

(Amounts in Thousands)

	Year Ended December 31, 2017	Period from June 10, 2016 (Inception) to December 31, 2016
Operating activities
Net loss	$(11)	$—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	9	—

Net cash used by operating activities	(2)	—

Financing activities
Issuance of common stock	15,957	10
Distributions paid to investors	(69)	—

Net cash provided by financing activities	15,888	10

Net increase in cash	15,886	10
Cash at beginning of period	10	—

Cash at end of period	$15,896	$10

See accompanying notes.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 1 - Organization and Business

Cottonwood Multifamily REIT II, Inc. (the “Company”) is a Maryland corporation formed on June 10, 2016 to invest in multifamily apartment communities and real estate related assets in the United States primarily through joint ventures with Cottonwood Residential O.P., LP (“CROP”). Substantially all of the Company’s business is conducted through Cottonwood Multifamily REIT II O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.

A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (“our sponsor”), sponsored the formation of the Company and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC (“our Offering”). Our sponsor is also referred to as our property manager and asset manager. The SEC qualified the offering on July 17, 2017. As of December 31, 2017 we had raised $16.2 million in shares of common stock.

Our sponsor has paid and will continue to pay all of the selling commissions and managing broker-dealer fees and the organizational and offering expenses related to our Offering. We have an asset management agreement whereby we pay our sponsor an asset management fee. The Company intends to invest through joint ventures with CROP and will only invest in assets outside of a joint venture with CROP should CROP choose not to participate. As of December 31, 2017, we have not formed any joint ventures with CROP or acquired any real estate.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

Organization and Offering Costs

Organization costs include all expenses incurred in connection our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs are paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. As of December 31, 2017 and 2016, offering costs incurred by our sponsor in connection with our Offering were $2,587 and $102, respectively. Organizational costs incurred by our sponsor were not significant.

Cash

We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.

Income Taxes

The Company intends to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2018. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income, excluding net capital gains, to stockholders. As a REIT, we will generally not be subject to federal corporate income tax on the portion of our taxable income that is currently distributed to stockholders.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we will still be subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the years ended December 31, 2017 and 2016, 100% (unaudited) of all distributions to stockholders qualified as a return of capital.

Recently Adopted Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:

Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2015-02, Consolidation (Topic 810)	The ASU affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (i) modify the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, (ii) eliminate the presumption that a general partner should consolidate a limited partnership, (iii) affect the consolidated analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships and (iv) provide a scope exception for certain entities.	January 1, 2017	We adopted this ASU effective January 1, 2017, and there was no material effect on our financial position or results of operations taken as a whole.

Note 3 - Stockholders’ Equity

Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

Voting Common Stock

Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2017, and 2016, the Company had issued 1,623,701 shares and 1,000 shares, respectively. Our sponsor owns 1,000 shares.

Preferred Stock

The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2017 and 2016.

Distributions

Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions we may look to third party borrowings to fund distributions.

We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash.

Note 4 - Joint Venture Distributions

Cash from operations of the Company’s individual joint ventures after payment of property management fees shall be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CROP until CROP has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CROP.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Note 5 - Related Party Transactions

Promotional Interest

Our directors and officers hold key positions at both CROP and our sponsor. They are not compensated by us but are responsible for the management and affairs of the Company. As outlined above, CROP will receive promotional interests after an 8% preferred return on invested capital.

Asset Management Fee

Our sponsor provides asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, our sponsor receives a fee of 0.75% of gross assets, defined initially as the gross book value of our assets and subsequently as gross asset value once NAV is established. For the years ended December 31, 2017 and 2016, we incurred asset management fees of $5 and $0, respectively.

Property Management Fee

Our sponsor will generally provide property management services for multifamily apartment communities acquired by the joint ventures and receive a fee up to 3.5% of gross revenues of each property managed for these services. Our sponsor will also be reimbursed for expenses incurred in behalf of its management duties in accordance with the property management agreement.

Construction Management Fee

Our sponsor may receive for its services in supervising any renovation or construction project in excess of $5 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended.

Utility Management Fee

An affiliate of our sponsor may be hired by each of the joint ventures to provide services related to allocation of the utility charges to residents at the applicable multifamily apartment community. The fees charged will vary based on local law. Under some circumstances, the joint ventures may charge the residents at the multifamily apartment community for such services and will have the right to retain such amounts.

Internet and Television Services

An affiliate of our sponsor may enter into a contract with each of the joint ventures to provide internet and TV services for the multifamily apartment communities. The fees charged will vary based on market factors where the multifamily apartment community is located. The joint ventures intend to charge each resident a fee for internet and television services which is anticipated to exceed the fee charged by the affiliate. The joint ventures will be entitled to retain the excess between the amount of the fee charged by the affiliate and the amount of the fee charged to the residents.

Property Management Corporate Service Fee

Our sponsor may allocate a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee will vary each month and be dependent on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged.

Insurance Fee

Our sponsor through its wholly-owned insurance company, may provide insurance for the multifamily apartment communities. It may receive a risk management fee equal to 10% of the insurance premium and be entitled to retain in excess of the funded aggregate deductible not used to pay claims. A licensed insurance broker affiliated with our sponsor will receive 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

Reimbursement of Operating Expenses

Operating expenses advanced or paid by CROP may be reimbursed by the applicable joint venture. These expenses include the costs of leasing, acquiring, owning, developing, constructing, improving, operating, and disposing of real estate.

Reduced Sales Price

If CROP purchases the Operating Partnership’s interest in the joint ventures and its direct interest in real property, the purchase price will be reduced by the customary closing costs, fees and commissions in the jurisdiction in which the multifamily apartment communities are located which would be applied if the joint ventures sold such multifamily apartment communities in a third party sale.

Note 6 - Commitments and Contingencies

Economic Dependency

Under various agreements, we have engaged or will engage our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.

Liquidity Strategy

Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than December 31, 2024, which may be extended for two one-year periods in the sole discretion our board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved the final termination date would be December 31, 2028. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.

Right of First Refusal

If our we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.

Share Repurchase Program

We have share repurchase program that may enable stockholders to sell back to us up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the shareholders, if it believes that such action is in the best interest of the shareholders.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements

(Amounts in Thousands, Except Share Data)

The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:

Share Purchase Anniversary	Repurchase Price As a Percentage of Estimated Value (1)
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a shareholder’s death or complete disability	95%

(1)	Estimated value will equal the purchase price until a new Net Asset Value (“NAV”) is determined and disclosed by the board of directors.

The purchase price will further be reduced by amounts distributed to shareholders as a result of the sale of one or more of assets constituting a return of capital. The purchase price prior to determining the NAV will take into consideration any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock.

Note 7 - Subsequent Events

Subsequent to December 31, 2017 the Company sold an additional $15,541 of shares of common stock and had 3,177,814 shares of common stock outstanding as of April 25, 2018.

We evaluate subsequent events up until the date the consolidated financial statements are issued. We determined that no events have occurred subsequent to December 31, 2017 that would require disclosure or recognition in the consolidated financial statements.

8. Exhibits

Exhibit Number	Description

EXHIBIT 1.1*	MANAGING BROKER-DEALER AGREEMENT

EXHIBIT 1.2*	FORM OF SOLICITING DEALER AGREEMENT

EXHIBIT 2.1*	CHARTER

EXHIBIT 2.2*	BYLAWS

EXHIBIT 4.1*	FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT 4.2*	FORM OF ISRAELI INVESTOR QUESTIONNAIRE

EXHIBIT 6.1*	SHARE REPURCHASE PROGRAM

EXHIBIT 6.2*	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

EXHIBIT 6.3*	LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP

EXHIBIT 6.4*	FORM OF JOINT VENTURE AGREEMENT

EXHIBIT 6.5*	ASSET MANAGEMENT AGREEMENT

EXHIBIT 6.6*	FORM OF PROPERTY MANAGEMENT AGREEMENT

EXHIBIT 6.8*	INVESTMENT POLICY AGREEMENT

EXHIBIT 6.9*	THREE-PARTY AGREEMENT

EXHIBIT 6.10*	FORM OF RIA AGREEMENT

EXHIBIT 8*	ESCROW AGREEMENT

EXHIBIT 11*	CONSENT OF INDEPENDENT AUDITORS

EXHIBIT 12.1*	LEGAL OPINION

EXHIBIT 12.2*	TAX OPINION

EXHIBIT 15.1*	PRIOR PERFORMANCE TABLES

EXHIBIT 15.2*	UNAUDITED BALANCE SHEETS AND INCOME STATEMENTS OF COTTONWOOD RESIDENTIAL, INC.

EXHIBIT 15.3*	DLA RESPONSE LETTER TO SEC DATED SEPTEMBER 28, 2016

EXHIBIT 15.4*	DLA RESPONSE LETTER TO SEC DATED APRIL 3, 2017

EXHIBIT 15.5*	DLA RESPONSE LETTER TO SEC DATED MAY 11, 2017

EXHIBIT 15.6*	ACCELERATION REQUEST DATED MAY 11, 2017

EXHIBIT 15.7*	DLA RESPONSE LETTER TO SEC DATED JUNE 8, 2017

*	Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 27, 2018.

COTTONWOOD MULTIFAMILY REIT II, INC.

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

We, the undersigned officers and directors of Cottonwood Multifamily REIT II, Inc., hereby severally constitute Daniel Shaeffer our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Annual Report filed herewith and any and all amendments to said Annual Report and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily REIT II, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said Annual Report and any and all amendments thereto.

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Shaeffer	Chief Executive Officer and Director	April 27, 2018
Daniel Shaeffer

/s/ Chad Christensen	President, Chairman of the Board and Director	April 27, 2018
Chad Christensen

/s/ Gregg Christensen	Executive Vice President, Secretary, General Counsel and Director	April 27, 2018
Gregg Christensen

/s/ Susan Hallenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 27, 2018
Susan Hallenberg